Filed Pursuant to Rule 433
Dated April 3, 2006
Registration Nos. 333-111007
333-111007-01
$250,000,000
5.650% NOTES DUE APRIL 15, 2009
FINAL TERMS AND CONDITIONS

Issuer:	Popular North America, Inc.
Guarantor:	Popular, Inc.
Medium – Term Note Series:	F
Principal Amount:	$250,000,000
Rank:	Senior
Issue Price to Investors:	99.888% plus accrued interest, if any, from April 6, 2006
Purchase Price:	99.538%
Proceeds to the Issuer:	99.538%
Trade Date:	April 3, 2006
Settlement Date:	April 6, 2006 (T+3)
Maturity Date:	April 15, 2009
Redemption/Repayment Provisions (if any):	None, except as described in the last paragraph in “Description of Debt Securities We May Offer — Redemption and Repayment” in the Prospectus
Annual Interest Rate:	5.650%
Interest Payment Dates:	Semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2006
Form:	Book-entry
CUSIP Number:	TBD
ISIN Number:	TBD
Underwriters:	J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Brean Murray, Carret & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

$200,000,000
FLOATING RATE NOTES DUE APRIL 6, 2009
FINAL TERMS AND CONDITIONS

Issuer:	Popular North America, Inc.
Guarantor:	Popular, Inc.
Medium – Term Note Series:	F
Principal Amount:	$200,000,000
Rank:	Senior
Issue Price to Investors:	100.00% plus accrued interest, if any, from April 6, 2006
Purchase Price:	99.650%
Proceeds to the Issuer:	99.650%
Trade Date:	April 3, 2006
Settlement Date:	April 6, 2006 (T+3)
Maturity Date:	April 6, 2009
Redemption/Repayment Provisions (if any):	None, except as described in the last paragraph in “Description of Debt Securities We May Offer — Redemption and Repayment” in the Prospectus
Interest Rate Basis:	LIBOR
Reference Page:	Moneyline Telerate LIBOR Page 3750
Index Maturity:	Three-month LIBOR
Index Currency:	U.S. Dollar
Spread to Index:	0.40%
Interest Reset Dates:	January 6, April 6, July 6 and October 6 of each year, commencing on April 6, 2006, subject to adjustment as described in the Pricing Supplement
Interest Determination Dates:	Two London Banking Days prior to the applicable Interest Reset Date
Interest Payment Dates:	Quarterly in arrears on January 6, April 6, July 6 and October 6 of each year, commencing on July 6, 2006, subject to adjustment as described in the Pricing Supplement
Form:	Book-entry
CUSIP Number:	TBD
ISIN Number:	TBD
Underwriters:	J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Brean Murray, Carret & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.